Exhibit 99.1

CXApp Inc. (Nasdaq: CXAI) Announces Q3 2023 Financial Results:

Record Growth & Industry Momentum for CXAI Platform

Double Digit RPO Growth

Signed Largest Fortune 100 Deal To-Date

CXAI Platform to Launch in December

Palo Alto, Calif., November 14, 2023 / -- CXApp Inc (Nasdaq: CXAI), the global technology leader in employee workplace experiences announced financial results for the third quarter 2023. The 10-Q has been filed with the SEC today and will be available on the Company’s website www.cxapp.com.

Khurram Sheikh, Chairman and CEO of CXApp said, “The CXAI SaaS platform is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the workplace for enhanced experiences across people, places and things.

We are pleased to announce the following financial results and business updates as we make progress on our journey to shape the future of work:

1.	Financial Performance

a.	A key highlight of the third quarter has been the record growth we accomplished in our Remaining Performance Obligation (RPO). We demonstrated record growth in our backlog as we grew RPO double digits sequentially through a combination of expansions with existing customers as well as contracting new customers.

b.	We have optimized the operational cost structure with a net 56% operating expense reduction year over year.

c.	Our subscription-based recurring revenue was 80% of the total revenue, up from 25% of total from last year.

d.	Our gross margin for the quarter was 80% (up from 75% last quarter), which is an attractive figure that will potentially increase as our subscription revenues increase.

e.	CXAI’s strategy of ‘land & expand’ also continues to be a key contributor to growing subscription revenues with our existing customer base and we have seen a double digit increase in ARR since the end of last year.

2.	Largest Customer Addition

a.	A key highlight of Q3 was being selected by one of the world’s largest media organizations for a seven-figure agreement. After a rigorous due diligence process (where the customer evaluated multiple vendors), we were ultimately awarded a large subscription-based contract for an initial three-year term. There is also attractive growth potential through expansions and value-based applications as we launch the first deployment. This builds upon our momentum of large customer wins in Q2 and I believe this demonstrates that despite our small size, large companies are excited about our current solution and path to AI and are partnering with us at an increasing pace.

3.	AI (Artificial Intelligence) Platform Update

a.	Our state-of-the-art technology platform is based on 37 filed patents, with 17 of them already granted. This substantial intellectual property not only establishes our company as a technological frontrunner but also secures our position as a pioneer in the industry.

b.	Our AI tools and models are being built on the strong foundation of our full stack software solution that provides contextual awareness using indoor mapping and on-device positioning technology as well as the data collection of millions of data points from our enterprise app. This new area of spatial intelligence creates the opportunity to personalize the workplace experience at the same time as redefine the workplace environment.

c.	CXAI Platform

Our AI-native platform is built upon our mobile-first, cloud-first Work SuperApp. The Work SuperApp provides a full-stack solution that allows employees to experience all their work tools in a single application. We provide our customer’s employees with a simplified immersive user interface, natural language processing inputs, and the assistants to digitally navigate and automate their workday – all seamlessly from anywhere, we have created a more human-centric work model.

d.	Generative AI

On the CXAI platform we are developing category-leading horizontal and vertical Generative AI applications. We believe these AI-native applications will become the norm for the new knowledge economy and generate transformational employee experiences everywhere.

e.	Experiential Analytics

The key output of our amazing AI applications is a data and analytics engine that fuses the user, space and things data to create what we are calling “Experience Analytics”. These are the key insights and outcomes that will drive the help solve the future of work problems.

f.	CXAI Platform Launch:

We are looking forward to unveiling the platform to select customers this quarter and will be scheduling the launch in December this year with a special webcast for investors.

Our focus has always been on delivering cutting-edge solutions to empower our users, and I’m excited to see how the CXAI platform and exciting new AI applications will transform employee experiences.

Khurram Sheikh concluded “We are excited about the great progress we made this quarter in shaping the future of work with our leading-edge technology solutions. We are mission-focused on defining a new category in enterprise software: Employee Experiences. We have an amazing customer base diversified globally and across all major sectors ready for massive scale-up with our next generation AI platform. And most importantly, we have the leadership team and board that has a track record of leading industry transformations and developing new markets to scale. We look forward to sharing the details of our CXAI Platform in December this year.”

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law.

About CXApp Inc

CXApp Inc, is the global technology leader in employee workplace experiences. The Company is headquartered in the SF Bay Area and operates the CXAI SaaS platform that is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the workplace for enhanced experiences across people, places and things.

CXApp’s customers include major Fortune 500 Global Companies in the technology, financial services, consumer, healthcare, and media entertainment verticals.

www.cxapp.com

CXApp Inc.: marketing@cxapp.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

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